Exhibit 99.1

GUESS?, INC. REPORTS FISCAL YEAR 2025 SECOND QUARTER RESULTS
Second Quarter Fiscal 2025 Results:
Revenues Increased to $733 Million, Up 10% in U.S. Dollars and 13% in Constant Currency
Delivered Operating Margin of 6.5%; Adjusted Operating Margin of 5.2%
GAAP Loss per Share of $0.28 and Adjusted EPS of $0.42
Lowers Full Fiscal Year 2025 Outlook:
Expects Revenue Increase between 9.5% and 11.0% in U.S. Dollars
Expects GAAP and Adjusted Operating Margins between 7.2% and 7.7% and 7.3% and 7.8%, Respectively
Expects GAAP EPS between $1.92 and $2.14 and Adjusted EPS between $2.42 and $2.70
LOS ANGELES, August 28, 2024 - Guess?, Inc. (NYSE: GES) today reported financial results for its second quarter ended August 3, 2024.

Carlos Alberini, Chief Executive Officer, commented, “During the second quarter we delivered revenue growth of 10%, in line with our expectations. This performance was fueled by the rag & bone acquisition and strong wholesale performance in our Europe and Americas businesses. All our segments, except for Asia, delivered top-line growth. Our bottom-line results reflect our decision to significantly increase our marketing investments compared to last year’s spend to support the international expansion of our brands, including our core Guess brand as well as the new additions to our portfolio – Guess Jeans and rag & bone.”
Paul Marciano, Co-Founder and Chief Creative Officer, commented, “I am very excited about the rag & bone acquisition. During the last few months we met frequently with Andrew Rosen and the rag & bone team to develop our expansion strategy and put our plan into action. I am thrilled with the team and how we are working together and I couldn’t be more excited about all the opportunities we see to grow the business. Under Andrew’s leadership, we are capitalizing on our capabilities and have already begun adding product categories to the portfolio and plan to accelerate store openings both domestically and abroad.”
Mr. Alberini concluded, “As we look into the second half of the year, we are adjusting our outlook for revenues and earnings to reflect the softer consumer environment. As always, we will manage our costs and inventories carefully, while we continue to support the growth of our business, including investments in marketing, new stores and infrastructure. For us, this is a year of transformation and investment – a year when our business is further diversifying with new brands in our portfolio that have significant opportunities for growth and value creation.”
Non-GAAP Information
This press release contains non-GAAP financial measures, including certain adjusted results of operations and outlook measures, constant currency information and free cash flow measures. See the heading “Presentation of Non-GAAP Information” for further information and the accompanying tables for a reconciliation to the comparable GAAP financial measure.
rag & bone Acquisition
On April 2, 2024, the Company and global brand management firm WHP Global completed the previously announced acquisition of New York based fashion brand rag & bone. Under the terms of the agreement, the Company acquired all the rag & bone operating assets and assumed the related operating liabilities of the business.

In addition, a joint venture owned 50% each by the Company and WHP Global acquired rag & bone’s intellectual property. As of April 2, 2024, the Company integrated rag & bone into its existing segments.
Second Quarter Fiscal 2025 Results
For the second quarter of the fiscal year ending February 1, 2025 (“fiscal 2025”), the Company recorded a GAAP net loss of $10.6 million, compared to GAAP net earnings of $39.0 million for the same prior-year quarter. The results for the second quarter of fiscal 2025 included a net $40.5 million unrealized loss due to the change in fair value of the derivatives related to the Company’s convertible senior notes due 2028 and the related convertible note hedge. GAAP diluted net loss per share was $0.28 for the second quarter of fiscal 2025, compared to GAAP diluted net earnings per share (“EPS”) of $0.59 for the same prior-year quarter. The Company estimates a minimal impact from its share buybacks and a positive impact from currency of $0.01 on GAAP diluted net loss per share in the second quarter of fiscal 2025 when compared to the same prior-year quarter.
For the second quarter of fiscal 2025, the Company’s adjusted net earnings were $23.0 million, a 42% decrease from $39.7 million for the same prior-year quarter. Adjusted diluted EPS decreased 42% to $0.42, compared to $0.72 for the same prior-year quarter. The Company estimates a positive impact from its share buybacks of $0.01 and a positive impact from currency of $0.01 on adjusted diluted EPS in the second quarter of fiscal 2025 when compared to the same prior-year quarter.
Net Revenue. Total net revenue for the second quarter of fiscal 2025 increased 10% to $732.6 million from $664.5 million in the same prior-year quarter. In constant currency, net revenue increased by 13%.
•Europe revenues increased 5% in U.S. dollars and 8% in constant currency. Retail comparable sales (including e-commerce) increased 1% in U.S. dollars and 4% in constant currency. The inclusion of our e-commerce sales positively impacted the retail comparable sales percentage by 1% in U.S. dollars and a minimal amount in constant currency.
•Americas Retail revenues increased 8% in U.S. dollars and 9% in constant currency. Retail comparable sales (including e-commerce) decreased 10% in both U.S. dollars and constant currency. The inclusion of our e-commerce sales positively impacted the retail comparable sales percentage by 1% in both U.S. dollars and constant currency.
•Americas Wholesale revenues increased 93% in U.S. dollars and 94% in constant currency.
•Asia revenues decreased 8% in U.S. dollars and 4% in constant currency. Retail comparable sales (including e-commerce) decreased 14% in U.S. dollars and 10% in constant currency. The inclusion of our e-commerce sales negatively impacted the retail comparable sales percentage by 1% in both U.S. dollars and constant currency.
•Licensing revenues increased 4% in both U.S. dollars and constant currency.
Earnings from Operations. GAAP earnings from operations for the second quarter of fiscal 2025 decreased 26.0% to $47.8 million (including a gain of $13.8 million on the sale of the U.S. distribution center during the second quarter of fiscal 2025 and a $3.7 million unfavorable currency translation impact), from $64.6 million in the same prior-year quarter. GAAP operating margin in the second quarter of fiscal 2025 decreased 3.2% to 6.5%, from 9.7% for the same prior-year quarter, driven primarily by higher expenses, the impact of newly acquired businesses and higher promotions, partially offset by a gain on the sale of assets, initial markups and the favorable impact of higher revenues. The negative impact of currency on operating margin for the quarter was approximately 30 basis points.
For the second quarter of fiscal 2025, adjusted earnings from operations decreased 41.6% to $37.9 million, from $65.0 million in the same prior-year quarter. Adjusted operating margin decreased 4.6% to 5.2%, from 9.8% for the same prior-year quarter, driven primarily by higher expenses, the impact of newly acquired businesses and higher promotions, partially offset by initial markups and the favorable impact of higher revenues.

•Operating margin for the Company’s Europe segment decreased 3.1% to 9.8% in the second quarter of fiscal 2025, from 12.9% in the same prior-year quarter, driven primarily by higher expenses, higher promotions and the unfavorable impact of currency, partially offset by higher initial markups and the favorable impact of higher revenues.
•Operating margin for the Company’s Americas Retail segment decreased 7.6% to 1.5% in the second quarter of fiscal 2025, from 9.1% in the same prior-year quarter, driven primarily by the unfavorable impact from negative retail comparable sales, higher expenses and the impact of newly acquired businesses, partially offset by higher initial markups.
•Operating margin for the Company’s Americas Wholesale segment decreased 6.4% to 18.9% in the second quarter of fiscal 2025, from 25.3% in the same prior-year quarter, driven primarily by the impact of newly acquired businesses.
•Operating margin for the Company’s Asia segment decreased 1.4% to negative 2.3% in the second quarter of fiscal 2025, from negative 0.9% in the same prior-year quarter, driven primarily by higher expenses and lower revenues, partially offset by higher product margin and the impact of newly acquired business.
•Operating margin for the Company’s Licensing segment decreased 0.8% to 93.3% in the second quarter of fiscal 2025, from 94.1% in the same prior-year quarter, mainly driven by higher expenses.
Other expense, net. Other expense, net for the second quarter of fiscal 2025 was $39.9 million compared to $4.6 million for the same prior-year quarter. The change was primarily due to the fair value remeasurement of derivatives related to the Company’s convertible senior notes due 2028 and the related convertible note hedge resulting in a net unrealized loss of $40.5 million during the second quarter of fiscal 2025, partially offset by lower net unrealized losses from foreign currency exposures, compared to the same prior-year quarter.
Six-Month Period Results
For the six months ended August 3, 2024, the Company recorded GAAP net earnings of $2.4 million, a 91% decrease from $27.2 million for the same prior-year period. GAAP diluted EPS decreased 91% to $0.04 for the six months ended August 3, 2024, compared to $0.46 for the same prior-year period. The Company estimates a positive impact from its share buybacks of $0.01 and a negative impact from currency of $0.06 on GAAP diluted EPS for the six months ended August 3, 2024 when compared to the same prior-year period.
For the six months ended August 3, 2024, the Company recorded adjusted net earnings of $9.1 million, a 75% decrease from $36.2 million for the same prior-year period. Adjusted diluted EPS decreased 75% to $0.16, compared to $0.65 for the same prior-year period. The Company estimates its share buybacks had a positive impact of $0.01 and currency had a negative impact of $0.07 on adjusted diluted EPS during the six months ended August 3, 2024 when compared to the same prior-year period.
Net Revenue. Total net revenue for the six months ended August 3, 2024 increased 7% to $1.32 billion, from $1.23 billion in the same prior-year period. In constant currency, net revenue increased by 10%.
•Europe revenues increased 3% in U.S. dollars and 8% in constant currency. Retail comparable sales (including e-commerce) increased 2% in U.S. dollars and 6% in constant currency. The inclusion of our e-commerce sales had a minimal impact on the retail comparable sales percentage in U.S. dollars and a negative impact of 1% in constant currency.

•Americas Retail revenues increased 5% in both U.S. dollars and constant currency. Retail comparable sales (including e-commerce) decreased 9% in both U.S. dollars and constant currency. The inclusion of our e-commerce sales had a positive impact of 1% in both U.S. dollars and constant currency.
•Americas Wholesale revenues increased 54% in U.S. dollars and 53% in constant currency.
•Asia revenues decreased 2% in U.S. dollars and increased 2% in constant currency. Retail comparable sales (including e-commerce) decreased 12% in U.S. dollars and 8% in constant currency. The inclusion of our e-commerce sales had a minimal impact on the retail comparable sales percentage in both U.S. dollars and constant currency.
•Licensing revenues increased 12% in both U.S. dollars and constant currency.
Earnings from Operations. GAAP earnings from operations for the six months ended August 3, 2024 decreased 56.2% to $27.9 million (including a gain of $13.8 million on the sale of the U.S. distribution center during the second quarter of fiscal 2025 and a $6.8 million unfavorable currency translation impact), from $63.7 million in the same prior-year period. GAAP operating margin in the six months ended August 3, 2024 decreased 3.1% to 2.1%, from 5.2% in the same prior-year period, driven primarily by higher expenses, including separation charges, transaction costs and higher store costs, and unfavorable currency impact, partially offset by a gain on the sale of assets, the favorable impact of higher revenues and higher initial markups. The negative impact of currency on operating margin for the six months ended August 3, 2024 was approximately 50 basis points.
For the six months ended August 3, 2024, adjusted earnings from operations decreased 54.8% to $30.3 million, from $66.9 million in the same prior-year period. Adjusted operating margin decreased 3.1% to 2.3% for the six months ended August 3, 2024, from 5.4% in the same prior-year period, driven primarily by higher expenses, including higher store costs, and unfavorable currency impact, partially offset by the favorable impact of higher revenues and higher initial markups.
•Operating margin for the Company’s Europe segment decreased 2.0% to 5.5% in the six months ended August 3, 2024, from 7.5% in the same prior-year period, driven primarily by higher expenses and the unfavorable impact of currency, partially offset by the favorable impact of higher revenues and higher initial markups.
•Operating margin for the Company’s Americas Retail segment decreased 6.2% to negative 2.4% in the six months ended August 3, 2024, from 3.8% in the same prior-year period, driven primarily by the unfavorable impact from lower revenues and higher expenses partially offset by higher initial markups.
•Operating margin for the Company’s Americas Wholesale segment decreased 4.9% to 20.5% in the six months ended August 3, 2024, from 25.4% in the same prior-year period, driven primarily by the impact of newly acquired businesses.
•Operating margin for the Company’s Asia segment decreased 0.5% to 2.0% in the six months ended August 3, 2024, from 2.5% in the same prior-year period, driven primarily by higher expenses.
•Operating margin for the Company’s Licensing segment decreased 1.1% to 92.6% in the six months ended August 3, 2024, from 93.7% in the same prior-year period, mainly due to the unfavorable impact of higher expenses.

Loss on Extinguishment of Debt. In March 2024, the Company issued approximately $12.1 million principal amount of additional convertible senior notes due April 2028 (together with the additional convertible senior notes issued in January 2024, the “Additional 2028 Notes”) in exchange for approximately $14.6 million of its outstanding convertible senior notes due April 2024 (the “2024 Notes”). The Additional 2028 Notes have the same terms, constitute a single series with, and have the same CUSIP number as the other outstanding convertible senior notes due April 2028 (together with the Additional 2028 Notes, the “2028 Notes”; collectively with the 2024 Notes, the “Notes”). Immediately following the closing of this transaction, approximately $33.5 million of the 2024 Notes remained outstanding, all of which were settled upon maturity during April 2024. As a result of the transaction, the Company recognized a $2.0 million loss on extinguishment of debt during the first quarter of fiscal 2025.
Other expense, net. Other expense, net for the six months ended August 3, 2024 was $4.1 million compared to $7.2 million in the same prior-year period. The change was primarily due to lower net unrealized and realized losses from foreign currency exposures compared to the same prior-year period.
Outlook
The Company’s expectations for the third quarter and full fiscal year 2025 are as follows:

Outlook for Total Company[1]

	Third Quarter of Fiscal 2025	Fiscal 2025

Consolidated net revenue in U.S. dollars	increase between 14.5% and 16.5%	increase between 9.5% and 11.0%

GAAP operating margin	4.7% to 5.8%	7.2% to 7.7%

Adjusted operating margin	4.7% to 5.8%	7.3% to 7.8%

GAAP diluted EPS	$0.28 to $0.38	$1.92 to $2.14

Adjusted diluted EPS	$0.33 to $0.45	$2.42 to $2.70
______________________________________________________________________
See page 18 for footnotes.

A reconciliation of the Company’s outlook for GAAP operating margin to adjusted operating margin and GAAP diluted EPS to adjusted diluted EPS for the third quarter and full fiscal year 2025 is as follows:

Reconciliation of GAAP Outlook to Adjusted Outlook[1]

	Third Quarter of Fiscal 2025	Fiscal 2025

GAAP operating margin	4.7% to 5.8%	7.2% to 7.7%
Certain professional service and legal fees and related (credits) costs[2]	—%	(0.0)%
Transaction costs[2]	—%	0.2%
Separation charges[2]	—%	0.2%
Asset impairment charges[2]	—%	0.1%
Gain on disposal of assets[2]	—%	(0.4)%
Adjusted operating margin	4.7% to 5.8%	7.3% to 7.8%

GAAP diluted EPS	$0.28 to $0.38	$1.92 to $2.14
Certain professional service and legal fees and related (credits) costs[2]	—	(0.00)
Transaction costs[2]	—	0.07
Separation charges[2]	—	0.08
Asset impairment charges[2]	—	0.04
Loss on extinguishment of debt[2]	—	0.02
Amortization of debt discount[3]	0.01	0.03
Fair value remeasurement of derivatives[2]	—	0.03
Gain on disposal of assets[2]	—	(0.16)
Discrete income tax adjustments[2]	—	0.01
Convertible notes if-converted method[3]	0.04 to 0.06	0.38 to 0.44
Adjusted diluted EPS	$0.33 to $0.45	$2.42 to $2.70
______________________________________________________________________________
See page 18 for footnotes.
The Company’s expectations of the high-end for the free cash flow outlook for the full fiscal year 2025 are as follows (in millions):

Free Cash Flow Outlook for Total Company[1]

Fiscal 2025

Net cash provided by operating activities	$200
Less: Purchases of property and equipment	(90)
Less: Payments for property and equipment under finance leases	(10)
Free cash flow	$100
______________________________________________________________________
See page 18 for footnotes.
Dividends
The Company’s Board of Directors approved a quarterly cash dividend of $0.30 per share on the Company’s common stock. The dividend will be payable on September 27, 2024 to shareholders of record as of the close of business on September 11, 2024.

Share Repurchases
On March 25, 2024, the Board of Directors authorized a new $200.0 million share repurchase program. On March 28, 2024, in connection with the additional exchange and subscription offering related to the 2024 Notes and the 2028 Notes, the Company repurchased approximately 0.3 million shares of its common stock for $10.3 million through broker-assisted market transactions. During the second quarter of fiscal 2025, the Company repurchased approximately 2.3 million shares of its common stock in open market transactions totaling $50.0 million, leaving a capacity of $139.8 million under the share repurchase program. Combined, these transactions resulted in the repurchase of approximately 2.6 million shares for $60.3 million during the six months ended August 3, 2024.
Presentation of Non-GAAP Information
The financial information presented in this release includes non-GAAP financial measures, such as adjusted results and outlook, constant currency financial information and free cash flows. The adjusted measures exclude the impact of certain professional service and legal fees and related (credits) costs, transaction costs in connection with the Company’s acquisition of rag & bone, separation charges related to the transition of the operations of the Company’s U.S. distribution center, gain on the sale of the U.S. distribution center and settlement of the related interest rate swap, asset impairment charges, net (gains) losses on lease modifications, loss on extinguishment of debt, non-cash amortization of debt discount of the Company’s convertible senior notes, fair value remeasurement of derivatives related to the 2028 Notes and the related convertible note hedge, the related income tax effects of the foregoing items and the impact from certain discrete income tax adjustments related primarily to the impact from changes in the income tax law in certain tax jurisdictions, in each case where applicable. The weighted average diluted shares outstanding used for adjusted diluted EPS excludes the dilutive impact of the Notes, based on the bond hedge contracts in place. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results and outlook.
The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements and GAAP future outlook). A reconciliation of reported GAAP results and outlook to comparable non-GAAP results and outlook is provided in the accompanying tables.
This release includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency different from the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual or forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and considers the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.
The Company includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather to provide additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported and expected GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.
Investor Conference Call
The Company will hold a conference call at 4:45 pm (ET) on August 28, 2024 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.
About Guess?
Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. On April 2, 2024, the Company acquired all the operating assets and a 50% interest in the intellectual property assets of New York-based fashion brand rag & bone, a leader in the American fashion scene, directly operating stores in the U.S. and in the U.K., and also available in high-end boutiques, department stores and through e-commerce globally. As of August 3, 2024, the Company directly operated 1,054 retail stores in Europe, the Americas and Asia. The Company’s partners and distributors operated 537 additional retail stores worldwide. As of August 3, 2024, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, goals, future prospects, and current business strategies and strategic initiatives; statements concerning the Company’s plans and expectations for its recently-acquired rag & bone business; statements concerning our expectations regarding the consumer spending environment; statements concerning the Company’s future outlook, including with respect to the third quarter and full year of fiscal 2025; and statements expressing optimism or pessimism about future operating results and growth opportunities are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.
Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; changes in consumer confidence or discretionary consumer spending; sanctions and export controls targeting Russia and other impacts related to the war in Ukraine; impacts related to the Israel-Hamas war; impacts related to public health crises; risks relating to our indebtedness; changes to estimates related to impairments, inventory and other reserves; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; the high concentration of our Americas Wholesale business; risks related to the costs and timely delivery of merchandise to our distribution facilities, stores and wholesale customers, including risks related to the current Red Sea supply chain crisis; unexpected or unseasonable weather conditions, catastrophic events or natural disasters; our ability to effectively operate our various retail concepts; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to complete or integrate acquisitions or alliances; uncertainties regarding our ability to realize operational efficiencies and other anticipated synergies, expansion plans and other benefits from the rag & bone acquisition in the timeframe expected or at all; our ability to successfully enhance our global omni-channel capabilities; our ability to expand internationally and operate in regions where we have less experience; risks relating to our convertible senior notes, including our ability to settle the liabilities in cash; disruptions at our distribution facilities, including potential challenges related to the conversion of our self-operated U.S. distribution center to a third-party provider; our ability to attract and retain management and other key personnel; obligations or changes in estimates arising from new or existing litigation, income tax and other regulatory proceedings; errors in our assumptions, estimates and judgments related to tax matters; changes in U.S. or foreign income tax or tariff policy, including changes to tariffs on imports into the U.S.; accounting adjustments to our unaudited financial statements; future non-cash asset impairments, including goodwill, right-of-use lease assets and/or other store asset impairments; violations of, or changes to, domestic or international laws and regulations; risks associated with the acts or omissions of our licensees and third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-security incidents and other cyber-security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information systems; changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global income tax rates and economic and market conditions in the various countries in which we operate; impacts of inflation and further inflationary pressures; fluctuations in quarterly performance; slowing in-person customer traffic; increases in labor costs; increases in wages; risks relating to activist investor activity; and the significant voting power of our founders.
In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
Senior Vice President Finance, Investor Relations and Chief Accounting Officer
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)

	Three Months Ended				Six Months Ended
	Aug 3, 2024		Jul 29, 2023		Aug 3, 2024		Jul 29, 2023

Product sales	$703,460	96.0%	$636,496	95.8%	$1,266,413	95.6%	$1,182,406	95.8%
Net royalties	29,100	4.0%	28,016	4.2%	58,090	4.4%	51,904	4.2%
Net revenue	732,560	100.0%	664,512	100.0%	1,324,503	100.0%	1,234,310	100.0%

Cost of product sales	412,617	56.3%	370,069	55.7%	756,459	57.1%	707,882	57.4%

Gross profit	319,943	43.7%	294,443	44.3%	568,044	42.9%	526,428	42.6%

Selling, general and administrative expenses	282,951	38.7%	229,652	34.6%	549,799	41.4%	460,625	37.3%
Asset impairment charges	2,277	0.3%	2,622	0.4%	3,418	0.3%	4,556	0.3%
Net gains on lease modifications	—	—%	(2,431)	(0.4%)	—	—%	(2,431)	(0.2%)
Gain on sale of assets	(13,781)	(1.9%)	—	—%	(13,781)	(1.0%)	—	—%
Loss on equity method investment	720	0.1%	—	—%	720	0.1%	—	—%

Earnings from operations	47,776	6.5%	64,600	9.7%	27,888	2.1%	63,678	5.2%

Other income (expense):
Interest expense	(7,707)	(1.1%)	(5,742)	(0.8%)	(14,081)	(1.1%)	(9,960)	(0.8%)
Interest income	2,957	0.4%	2,861	0.4%	6,605	0.5%	5,376	0.4%
Loss on extinguishment of debt	—	—%	—	—%	(1,952)	(0.1%)	(7,696)	(0.6%)
Other, net	(39,873)	(5.4%)	(4,592)	(0.7%)	(4,106)	(0.3%)	(7,223)	(0.6%)

Earnings before income tax expense	3,153	0.4%	57,127	8.6%	14,354	1.1%	44,175	3.6%

Income tax expense	11,789	1.6%	15,165	2.3%	7,084	0.6%	12,907	1.1%

Net earnings (loss)	(8,636)	(1.2%)	41,962	6.3%	7,270	0.5%	31,268	2.5%

Net earnings attributable to noncontrolling interests	1,967	0.2%	2,929	0.4%	4,851	0.3%	4,040	0.3%

Net earnings (loss) attributable to Guess?, Inc.	$(10,603)	(1.4%)	$39,033	5.9%	$2,419	0.2%	$27,228	2.2%

Net earnings (loss) per common share attributable to common stockholders:
Basic	$(0.21)		$0.73		$0.04		$0.50
Diluted	$(0.28)		$0.59		$0.04		$0.46

Weighted average common shares outstanding attributable to common stockholders:
Basic	52,436		52,951		52,672		53,649
Diluted	67,092		69,869		54,118		65,608

Effective income tax rate	373.9%		26.5%		49.4%		29.2%

Adjusted selling, general and administrative expenses[4]:	$281,280	38.4%	$229,451	34.5%	$537,065	40.5%	$459,513	37.2%

Adjusted earnings from operations[4]:	$37,943	5.2%	$64,992	9.8%	$30,259	2.3%	$66,915	5.4%

Adjusted net earnings attributable to Guess?, Inc.[4]:	$22,950	3.1%	$39,712	6.0%	$9,140	0.7%	$36,225	2.9%

Adjusted weighted average common shares outstanding attributable to common stockholders:
Adjusted Diluted[4,5]	53,835		54,026		54,118		54,871

Adjusted net earnings per common share attributable to common stockholders:
Adjusted Diluted[4,5]	$0.42		$0.72		$0.16		$0.65

Adjusted effective income tax rate[4]:	26.3%		26.1%		34.5%		27.2%
__________________________________________________________________
See page 18 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliations of (i) reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, (ii) reported GAAP earnings from operations to adjusted earnings from operations, (iii) reported GAAP net earnings (loss) attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc., and (iv) reported GAAP income tax expense to adjusted income tax expense are as follows:

	Three Months Ended		Six Months Ended
	Aug 3, 2024	Jul 29, 2023	Aug 3, 2024	Jul 29, 2023

Reported GAAP selling, general and administrative expenses	$282,951	$229,652	$549,799	$460,625
Certain professional service and legal fees and related credits (costs)[6]	127	(201)	67	(1,112)
Transaction costs[7]	(142)	—	(5,726)	—
Separation charges[8]	(1,656)	—	(7,075)	—

Adjusted selling, general and administrative expenses[4]	$281,280	$229,451	$537,065	$459,513

Reported GAAP earnings from operations	$47,776	$64,600	$27,888	$63,678
Certain professional service and legal fees and related (credits) costs[6]	(127)	201	(67)	1,112
Transaction costs[7]	142	—	5,726	—
Separation charges[8]	1,656	—	7,075	—
Asset impairment charges[9]	2,277	2,622	3,418	4,556
Net gains on lease modifications[10]	—	(2,431)	—	(2,431)
Gain on disposal of assets[11]	(13,781)	—	(13,781)	—

Adjusted earnings from operations[4]	$37,943	$64,992	$30,259	$66,915

Reported GAAP net earnings (loss) attributable to Guess?, Inc.	$(10,603)	$39,033	$2,419	$27,228
Certain professional service and legal fees and related (credits) costs[6]	(127)	201	(67)	1,112
Transaction costs[7]	142	—	5,726	—
Separation charges[8]	1,656	—	7,075	—
Asset impairment charges[9]	2,277	2,622	3,418	4,556
Net gains on lease modifications[10]	—	(2,431)	—	(2,431)
Loss on extinguishment of debt[12]	—	—	1,952	7,696
Amortization of debt discount[13]	775	163	1,475	188
Fair value remeasurement of derivatives[14]	40,492	—	1,982	—
Gain on disposal of assets[11]	(14,569)	—	(14,569)	—
Discrete income tax adjustments[15]	280	249	561	497
Income tax impact from adjustments[16]	2,627	(125)	(832)	(2,621)

Total adjustments affecting net earnings (loss) attributable to Guess?, Inc.	33,553	679	6,721	8,997

Adjusted net earnings attributable to Guess?, Inc.[4]	$22,950	$39,712	$9,140	$36,225

Reported GAAP income tax expense	$11,789	$15,165	$7,084	$12,907
Discrete income tax adjustments[15]	(280)	(249)	(561)	(497)
Income tax impact from adjustments[16]	(2,627)	125	832	2,621

Adjusted income tax expense[4]	$8,882	$15,041	$7,355	$15,031

Adjusted effective income tax rate[4]	26.3%	26.1%	34.5%	27.2%
__________________________________________________________________
See page 18 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliation of reported GAAP diluted earnings (loss) per share to adjusted diluted earnings per share is as follows:

	Three Months Ended		Six Months Ended
	Aug 3, 2024	Jul 29, 2023	Aug 3, 2024	Jul 29, 2023

Reported GAAP diluted earnings (loss) per share	$(0.28)	$0.59	$0.04	$0.46
Certain professional service and legal fees and related (credits) costs[6,17]	(0.00)	0.00	(0.00)	0.01
Transaction costs[7,17]	0.01	—	0.08	—
Separation charges[8,17]	0.02	—	0.10	—
Asset impairment charges[9,17]	0.03	0.04	0.05	0.06
Net gains on lease modifications[10,17]	—	(0.03)	—	(0.03)
Loss on extinguishment of debt[12,17]	—	—	0.03	0.11
Amortization of debt discount[13,17]	0.01	0.00	0.02	0.00
Fair value remeasurement of derivatives[14]	0.60	—	0.04	—
Gain on disposal of assets[11],[17]	(0.17)	—	(0.21)	—
Discrete income tax adjustments[15]	0.00	0.00	0.01	0.01
Convertible notes if-converted method[5]	0.21	0.12	0.00	0.03
Effect of dilutive stock options and restricted stock units[18]	(0.01)	—	0.00	—

Adjusted diluted earnings per share[4,5]	$0.42	$0.72	$0.16	$0.65
__________________________________________________________________
See page 18 for footnotes.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Six Months Ended
	Aug 3, 2024	Jul 29, 2023	% change	Aug 3, 2024	Jul 29, 2023	% change
Net revenue:
Europe	$383,230	$366,311	5%	$667,103	$646,509	3%
Americas Retail	181,494	167,568	8%	325,690	311,112	5%
Americas Wholesale	84,404	43,680	93%	146,532	95,073	54%
Asia	54,332	58,937	(8%)	127,088	129,712	(2%)
Licensing	29,100	28,016	4%	58,090	51,904	12%
Total net revenue	$732,560	$664,512	10%	$1,324,503	$1,234,310	7%

Earnings (loss) from operations:
Europe	$37,394	$47,196	(21%)	$36,955	$48,789	(24%)
Americas Retail	2,693	15,261	(82%)	(7,698)	11,974	(164%)
Americas Wholesale	15,980	11,065	44%	30,107	24,158	25%
Asia	(1,224)	(539)	127%	2,517	3,291	(24%)
Licensing	27,136	26,354	3%	53,814	48,649	11%
Total segment earnings from operations	81,979	99,337	(17%)	115,695	136,861	(15%)

Corporate overhead	(45,707)	(34,546)	32%	(98,170)	(71,058)	38%
Asset impairment charges	(2,277)	(2,622)	(13%)	(3,418)	(4,556)	(25%)
Net gains on lease modifications	—	2,431	(100%)	—	2,431	(100%)
Gain on sale of assets	13,781	—		13,781	—
Total earnings from operations	$47,776	$64,600	(26%)	$27,888	$63,678	(56%)

Operating margins:
Europe	9.8%	12.9%		5.5%	7.5%
Americas Retail	1.5%	9.1%		(2.4%)	3.8%
Americas Wholesale	18.9%	25.3%		20.5%	25.4%
Asia	(2.3%)	(0.9%)		2.0%	2.5%
Licensing	93.3%	94.1%		92.6%	93.7%

GAAP operating margin for total Company	6.5%	9.7%		2.1%	5.2%
Certain professional service and legal fees and related (credits) costs[4,6]	(0.0%)	0.1%		(0.0%)	0.1%
Transaction costs[4,7]	0.0%	—%		0.4%	—%
Separation charges[4,8]	0.3%	—%		0.5%	—%
Asset impairment charges[4,9]	0.3%	0.4%		0.3%	0.3%
Net gains on lease modifications[4,10]	—%	(0.4%)		—%	(0.2%)
Gain on disposal of assets[4,11]	(1.9%)	—%		(1.0%)	—%
Adjusted operating margin for total Company[4]	5.2%	9.8%		2.3%	5.4%
______________________________________________________________________
See page 18 for footnotes.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
	Aug 3, 2024			Jul 29, 2023

	Three Months Ended				% change
Net revenue:
Europe	$383,230	$12,239	$395,469	$366,311	5%	8%
Americas Retail	181,494	1,068	182,562	167,568	8%	9%
Americas Wholesale	84,404	482	84,886	43,680	93%	94%
Asia	54,332	2,174	56,506	58,937	(8%)	(4%)
Licensing	29,100	—	29,100	28,016	4%	4%
Total net revenue	$732,560	$15,963	$748,523	$664,512	10%	13%

	Six Months Ended
Net revenue:
Europe	$667,103	$28,675	$695,778	$646,509	3%	8%
Americas Retail	325,690	20	325,710	311,112	5%	5%
Americas Wholesale	146,532	(896)	145,636	95,073	54%	53%
Asia	127,088	4,833	131,921	129,712	(2%)	2%
Licensing	58,090	—	58,090	51,904	12%	12%
Total net revenue	$1,324,503	$32,632	$1,357,135	$1,234,310	7%	10%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	Aug 3, 2024	Feb 3, 2024	Jul 29, 2023

ASSETS

Cash and cash equivalents	$218,856	$360,285	$302,626

Receivables, net	332,037	314,769	318,364

Inventories	603,263	466,297	554,425

Other current assets	101,701	84,122	84,654

Property and equipment, net	238,088	246,648	237,928

Restricted cash	1,394	—	—

Operating lease right-of-use assets	767,463	667,031	651,722

Other assets	513,843	450,869	339,440

Total assets	$2,776,645	$2,590,021	$2,489,159

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$41,348	$40,781	$37,507

Current operating lease liabilities	187,568	166,451	170,020

Current portion of convertible senior notes due 2024, net	—	48,048	114,899

Other current liabilities	626,598	536,277	534,879

Long-term debt and finance lease obligations	187,838	28,210	146,043

Convertible senior notes due 2028, net	350,546	336,717	266,110

Long-term operating lease liabilities	638,228	542,392	532,495

Other long-term liabilities	212,491	155,829	152,812

Redeemable and nonredeemable noncontrolling interests	40,818	50,376	45,497

Guess?, Inc. stockholders’ equity	491,210	684,940	488,897

Total liabilities and stockholders’ equity	$2,776,645	$2,590,021	$2,489,159

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Six Months Ended
	Aug 3, 2024	Jul 29, 2023

Net cash provided by operating activities	$21,734	$47,273

Net cash used in investing activities	(60,894)	(35,836)

Net cash provided by (used in) financing activities	(95,441)	13,253

Effect of exchange rates on cash, cash equivalents and restricted cash	(5,434)	2,171

Net change in cash, cash equivalents and restricted cash	(140,035)	26,861

Cash and cash equivalents at the beginning of the year	360,285	275,765

Cash, cash equivalents and restricted cash at the end of the period	$220,250	$302,626

Supplemental information:

Depreciation and amortization	$33,581	$30,833

Total lease costs (excluding finance lease cost)	$171,730	$154,507

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow
(in thousands)

	Six Months Ended
	Aug 3, 2024	Jul 29, 2023

Net cash provided by operating activities	$21,734	$47,273

Less: Purchases of property and equipment	(41,478)	(34,793)

Less: Payments for property and equipment under finance leases	(3,216)	(3,405)

Free cash flow	$(22,960)	$9,075

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated
	As of Aug 3, 2024

United States	264	264	—	—	—	—
Canada	54	54	—	—	—	—
Central and South America	100	88	12	29	29	—

Total Americas	418	406	12	29	29	—

Europe and the Middle East	780	555	225	58	58	—
Asia and the Pacific	393	93	300	222	131	91

Total	1,591	1,054	537	309	218	91

	As of Jul 29, 2023

United States	234	234	—	—	—	—
Canada	61	61	—	—	—	—
Central and South America	103	69	34	29	29	—

Total Americas	398	364	34	29	29	—

Europe and the Middle East	769	546	223	58	58	—
Asia and the Pacific	402	113	289	241	132	109

Total	1,569	1,023	546	328	219	109

Guess?, Inc. and Subsidiaries
Footnotes to Condensed Consolidated Financial Data

Footnote:

[1]	The Company’s outlook for the third quarter and full fiscal year 2025 assumes that foreign currency exchange rates remain at recently prevailing rates.

[2]
Amounts for the full fiscal 2025 outlook exclude the following items: (i) certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations, (ii) transaction costs in connection with the rag & bone acquisition, (iii) separation charges related to the transition of the operation of the Company’s U.S. distribution center, (iv) asset impairment charges related primarily to impairment of property and equipment related to certain retail locations resulting from underperformance and expected store closures, (v) loss on extinguishment of debt related to the 2024 Notes, (vi) fair value remeasurement of derivatives associated with the 2028 Notes (vii) gain on the sale of assets related to the U.S. distribution center and the settlement of the related interest rate swap and (viii) discrete income tax adjustments. See the heading “Presentation of Non-GAAP Information” for further information. The Company is unable to predict future amounts with respect to these items, as such amounts are inconsistent in magnitude and frequency and certain elements used to estimate such items have not yet occurred or are out of the Company’s control. As such, the Company has not considered any future charges or credits with respect to these items in the accompanying GAAP outlook.

[3]
Amounts for the third quarter and full fiscal 2025 outlook exclude (i) the amortization of the debt discount related to the 2028 Notes and (ii) the dilutive impact of the Notes for adjusted diluted shares and corresponding interest expenses at initial stock prices below $46.88 for the 2024 Notes and $41.80 for the 2028 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution. The Company excludes the impact anticipated to be recorded and the diluted impact anticipated in those periods as such amounts are reasonably estimated. The Company has not assumed any potential share dilution due to the related warrants.

[4]
The adjusted results exclude certain professional service and legal fees and related (credits) costs, transaction costs in connection with the acquisition of rag & bone, separation charges related to the transition of the operation of the Company’s U.S. distribution center, asset impairment charges, net gains on lease modifications, loss on extinguishment of debt, amortization of debt discount, fair value remeasurement of derivatives associated with the 2028 Notes, gain on the sale of assets related to the U.S. distribution center and the settlement of the related interest rate swap, the related income tax impacts of these adjustments, as well as certain discrete income tax adjustments, where applicable. The weighted average diluted shares outstanding used for adjusted diluted loss per share excludes the dilutive impact of the Notes, based on the bond hedge contracts in place. A reconciliation of actual results to adjusted results is presented in the “Reconciliation of GAAP Results to Adjusted Results.”

[5]
The Company excludes the dilutive impact of the Notes at stock prices below $41.08 for the 2024 Notes and below $37.76 for the 2028 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution. At stock prices in excess of $41.08 for the 2024 Notes and $37.76 for the 2028 Notes, the Company would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

[6]	Adjustments represent certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations.

[7]	Adjustments represent transaction costs in connection with the rag & bone acquisition which the Company otherwise would not have incurred as part of its business operations.

[8]	Adjustments represent separation charges related to the transition of the operation of the Company’s U.S. distribution center, which was formerly owner-operated, to a third-party logistics provider.

[9]
Adjustments represent asset impairment charges related primarily to impairment of property and equipment related to certain retail locations resulting from under-performance and expected store closures.

[10]	Adjustments represent net gains on lease modifications related primarily to the early termination of certain lease agreements.

[11]	Adjustments represent the gain on the sale of assets related to the U.S. distribution center within earnings from operations and the settlement of the related interest rate swap within other income (expense).

[12]	Adjustments represent loss on extinguishment of debt from a portion of the exchanged 2024 Notes in April 2023 and March 2024.

[13]	In April 2023, January 2024 and March 2024, the Company issued $275 million, $65 million and $12 million principal amount of 3.75% convertible senior notes due 2028 in private offerings, respectively. The debt discount resulted from: (1) the modification accounting for a portion of the exchanged 2024 Notes in April 2023, and (2) recognized embedded derivative liability for the issuances of the Additional 2028 Notes. The debt discount will be amortized as non-cash interest expense over the term of the 2028 Notes.

[14]	Adjustments represent changes in fair value of the equity-linked derivatives associated with the 2028 Notes.

[15]	Adjustments represent discrete income tax items related primarily to the impact from changes in the income tax law in certain tax jurisdictions.

[16]
The income tax effect of certain professional service and legal fees and related (credits) costs, transaction costs in connection with the acquisition of rag & bone, separation charges related to the transition of the operation of the Company’s U.S. distribution center, asset impairment charges, net gains on lease modifications, loss on extinguishment of debt, amortization of debt discount and gain on the sale of assets related to the U.S. distribution center and the settlement of the related interest rate swap was based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.

[17]	Adjustments include the related income tax effect based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.

[18]	Adjustments represent the potentially dilutive impact of outstanding stock options and restricted stock units which are not included in the computation of diluted net loss per share as the impact would be antidilutive.